Exhibit 99.1

CONTACTS:

Timothy K. Zimmerman
President & Chief Executive Officer
412.856.0363

RELEASE DATE:	Colleen M. Brown
March 12, 2013	Chief Financial Officer
412.856.0363

STANDARD FINANCIAL CORP. ANNOUNCES A

STOCK REPURCHASE PROGRAM

Monroeville, Pennsylvania — March 12, 2013 — Standard Financial Corp. (the “Company”) (NasdaqCM:  STND), the holding company for Standard Bank, PaSB, today announced that the Company’s board of directors has authorized the repurchase of up to 341,000 shares, or approximately 10%, of the Company’s outstanding common stock. The stock repurchase program may be carried out through open market purchases, block trades, negotiated private transactions and pursuant to a trading plan that will be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission rules. The stock will be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital and the Company’s financial performance.  However, the repurchase program will only become effective at the time that the Company has completed the purchase of authorized shares available for repurchase under the currently effective repurchase program.

Timothy K. Zimmerman, President & CEO, noted, “We are extremely pleased and believe it is prudent to continue our stock repurchase plan at this time.”

Standard Financial Corp., with total assets of $435.0 million at December 31, 2012, is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.  Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.